UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MICREL, INCORPORATED

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

N/A

(2)	Aggregate number of securities to which transaction applies:

N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

(4)	Proposed maximum aggregate value of transaction:

N/A

(5)	Total fee paid:

N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

N/A

(2)	Form, Schedule or Registration Statement No.:

N/A

(3)	Filing Party:

N/A

(4)	Date Filed:

N/A

The following is the text of a letter issued to the shareholders of Micrel, Incorporated by the Board of Directors on May 12, 2008.

MICREL, INCORPORATED	TEL 1 (408) 944-0800
2180 Fortune Drive	FAX 1 (408) 474-1077
San Jose, CA 95131 USA

May 12, 2008

Dear Shareholder:

Your vote at the May 20, 2008 Special Meeting of Micrel Shareholders is important. As you already know, Obrem Capital Management (OCM), a hedge fund that owned Micrel stock for only one month before launching their hostile attack against Micrel, is attempting to throw out the highly qualified and independent Board you elected, insert their hand-picked slate of inexperienced nominees and force a sale of Micrel in one of the most challenging market conditions the industry has seen in years.

DON’T FALL FOR OCM’S HASTILY CONCOCTED NEW “PLAN”—VOTE AGAINST THEIR PROPOSALS AND NOMINEES TODAY

OCM stated in their initial public letter to Micrel on March 12th that their only strategy is to sell the Company. They had no intention of operating Micrel on a standalone basis and did not even acknowledge that a sale might not occur. On May 6th, almost two months after the first letter and less than two weeks before the vote on their proposals, OCM put out a hastily concocted “plan” for operating Micrel on a standalone basis. We can only assume that they are hearing the same criticisms from shareholders as we are—OCM’s plan to force a sale of Micrel is not a value maximizing proposition—and they are scrambling to deflect criticism of their senseless proxy fight.

The plan that OCM, a hedge fund that has never operated a company, has thrown together on the fly is overly-simplistic and unrealistic and underscores their lack of significant operating expertise. “Focus on the Right Markets with the Right Products” and “considering moving the headquarters…” to “e.g., Phoenix” are simply not well thought-out strategies.

We believe that giving the keys to OCM to attempt to force a sale in today’s extremely challenging market conditions would be a mistake. A failed sale process followed by their unviable standalone plan would destroy the value shareholders rightly deserve by, among other things, irreversibly damaging the strong customer relationships OCM acknowledges we possess and spurring significant loss of key talent.

MICREL IS SUCCESSFULLY EXECUTING A STRATEGIC PLAN TO MAXIMIZE VALUE FOR SHAREHOLDERS—DON’T LET OCM ROB YOU OF THE VALUE YOU DESERVE

Over the past few years the primary focus of our strategy has been on three critical value-creating areas: margin improvement, earnings growth and returning capital to shareholders. Our successful efforts have resulted in gross and operating profit margins above our analog industry peers 1 (see charts below). Micrel’s operating profit, net income, earnings per share, return on equity and cash flow growth have also outpaced our peers.

[1]

Representative set of analog companies includes Advanced Analogic Technology, AMI Semiconductor, Cirrus Logic, Intersil, Linear Technology, National Semiconductor, Microsemi, Monolithic Power Systems, O2Micro, ON Semiconductor, Power Integrations, Semtech, Supertex and Volterra Semiconductor.

This strategy has also enabled Micrel to increase returns on equity well above our peers and return cash to investors through significant share repurchases and a quarterly dividend. At times our strategy has resulted in us foregoing revenue opportunities that did not meet our margin goals; however, going forward we expect to continue our discipline in these important areas, while also focusing more heavily on top-line growth.

Over the last several years, we have been working diligently to target the exciting growth opportunities in markets such as voice over IP, automotive, digital television and power over Ethernet with new products. We have also been developing less feature-rich, lower priced products for price sensitive markets and continuing to increase the number of new high-performance product introductions. We introduced 23 new best-in-class products in the first quarter of 2008 and expect to launch a total of approximately 114 products by the end of the year. This is up from 58 new product introductions in 2004.

We expect our growing rate of new product introductions to help us drive revenue growth faster than the rest of our industry while maintaining strong profitability and cash flows in the future. In fact, Micrel revenue grew by greater than 2% sequentially in the first quarter of 2008, while the overall analog industry sales declined 8% (per SIA).

As a technology innovator with broad intellectual property, Micrel will continue to deliver a strong pipeline of new products to diversified end markets with a focus on fast growing and high margin market segments and a commitment to profitable growth. Our unrelenting focus on margins, cost structure optimization and operating leverage coupled with our,disciplined approach to returning cash to shareholders continues to reinforce our long-term plan to maximize shareholder value.

VOTE AGAINST OCM’S PROPOSALS AND NOMINEES TODAY

A leading proxy advisory firm, Glass Lewis & Co., issued a report May 6th recommending that shareholders vote AGAINST OCM’s proposals to replace Micrel’s full Board, expand the Board by one seat and insert their inexperienced and unqualified nominees. Glass Lewis recommends shareholders use the WHITE proxy card mailed to you by Micrel to place your votes. You can read comments from their report at www.votemicrel.com. Large shareholders have also expressed support of our position, and, as you know two of Micrel’s long-term shareholders and founders, Messrs. Muller and Zinn, who in the aggregate own 30% of Micrel, firmly support the full Board and management and intend to vote against OCM’s proposals and nominees.

You do not have to wait until May 20th to vote. You can use the WHITE proxy card to vote today. You can throw away OCM’s gold card. You do not need it to vote AGAINST their proposals. If you have already voted with the gold card, you can change your vote by simply using the WHITE proxy card today.

If you have any questions or have not received your WHITE proxy card, please contact MacKenzie Partners, Inc. at (800) 322-2885 or micrelproxy@mackenziepartners.com. Also, please visit www.votemicrel.com for additional information.

We will continue to keep you informed on this matter. Thank you for your support.

Your Board of Directors,

Michael J. Callahan	David W. Conrath	Neil J. Miotto

Frank W. Schneider	Raymond Zinn

About Micrel, Incorporated

Micrel, Incorporated is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets. The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, California with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and reps worldwide. Web: http://www.micrel.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the following topics: our plan to maximize shareholder value, our expectations about the rate of new product introductions and their ability to drive revenue growth faster than the rest of our industry while maintaining strong profitability and cash flows, our strategy of continuing to focus on margin improvement, earnings growth and returning capital to shareholders, our expectations regarding operating profit, net income, earnings per share, return on equity and cash flow growth, our plan to also focus on top-line growth, our expectations of returning cash to shareholders, our beliefs about a sale of the Company and our beliefs with respect to our support from our shareholders. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; the effect that lead times and channel inventories have on the demand for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company’s financial statements; the global economic situation; the ability of the Company’s vendors and subcontractors to supply or manufacture the Company’s products in a timely manner; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel’s common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; Micrel’s operating cash flow and other factors disclosed in Micrel’s periodic reports filed with the Securities and Exchange Commission. For further discussion of these risks and uncertainties, we refer you to the documents the Company files with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. Except as required under the securities laws, the Company disclaims any duty to update the forward looking information contained in this release.